Exhibit 99.1

StockerYale, Inc. Announces Engagement of Needham & Company, LLC to Explore Strategic Alternatives

Company Announces Intention to Voluntarily Delist from Nasdaq and Move to OTC Bulletin Board

SALEM, N.H, — April 6, 2009 — StockerYale, Inc. (NASDAQ: STKR), a leading designer and manufacturer of structured light lasers, LED systems and specialty optical fiber and assemblies for industrial OEMs, medical and defense markets, announced today that it has engaged Needham & Company, LLC to assist the Company in reviewing and evaluating its financial and strategic alternatives. “"With the addition of Needham, the Company has assembled an excellent team of professionals to help assist management in developing and executing on strategies that will position the Company to maximize long-term value. Needham has significant knowledge of the optics market and we are pleased to have them as part of our team.” said Mark W. Blodgett, Chairman and CEO of StockerYale

In addition, the Company announced today that it has notified the Nasdaq Stock Market LLC of its intent to voluntarily delist its common stock from the Nasdaq Capital Market. The Company currently anticipates that it will file with the Securities and Exchange Commission and Nasdaq a Form 25 relating to the delisting of its common stock on or about April 16, 2009, with the delisting of its common stock becoming effective ten days thereafter. Accordingly, the Company anticipates that the last day of trading of its common stock on the Nasdaq Capital Market will be on or about April 27, 2009. The Company expects its common stock to be quoted on the OTC Bulletin Board the following day under the ticker symbol “STKR”.

“The decision to voluntarily delist our common stock from the Nasdaq is a cost savings step that will eliminate expenses associated with Nasdaq listing fees and on-going expenses related to maintaining our listing. We also expect that the delisting of our common stock will provide us with greater corporate flexibility and will allow us to deploy more resources to our core business operations,” added Mr. Blodgett. All companies listed on Nasdaq Capital Market must meet the standards that Nasdaq adopts. Two such standards are that the stock trade at a price that is $1.00 per share or higher on a consistent basis and a Company must maintain a minimum of $2.5 million stockholders’ equity. While the Company recently received notification that Nasdaq has temporarily suspended the enforcement of the rule requiring a minimum $1.00 closing bid price, we received a Nasdaq Staff Determination on April 6, 2009 that the Company is not in compliance with the minimum $2.5 million stockholders’ equity requirement as of December 31, 2008 for continued listing set forth in Nasdaq Marketplace Rule 4310(c)(3). “While we have a right to appeal the determination, we believe our decision to voluntary delist and move to the OTC market is the appropriate decision,” concluded Mr. Blodgett.

The Company also announced today that its financial statements for the fiscal year ended December 31, 2008, included in the Company's Annual Report on Form 10-K filed on March 31, 2009, contain a going concern qualification from Vitale, Caturano & Co., P.C., its independent registered accounting firm. This announcement is being made in compliance with NASDAQ Marketplace Rule 4350(b)(1)(B), which requires separate disclosure of receipt of an audit opinion that contains a going concern qualification. This announcement does not represent any change or amendment to the Company's financial statements or to its Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

About Needham & Company, LLC

Needham & Company, LLC, a wholly owned subsidiary of The Needham Group, Inc., is a privately held, full-service investment bank with the mission of helping emerging growth companies achieve their potential. The firm is headquartered in New York City with offices in Boston, Menlo Park and San Francisco. In addition to investment banking, Needham's principal activities include institutional sales and trading and asset management. To serve its institutional clients, Needham & Company, LLC produces comprehensive equity research on more than 360 companies in technology, healthcare, consumer and industrial growth. Needham & Company, LLC is a member of FINRA/SIPC. For more information, please see www.needhamco.com.

About StockerYale

StockerYale, Inc., headquartered in Salem, New Hampshire, is an independent designer and manufacturer of structured light lasers, LED systems, and specialty optical fiber and assemblies for industry leading OEMs. In addition, the company manufactures fluorescent lighting products and phase masks. The Company serves a wide range of markets including the machine vision, industrial inspection, defense, telecommunication, sensors, and medical markets. StockerYale has offices and subsidiaries in the U.S., Canada, and Europe. For more information about StockerYale and their innovative products, visit the Company's web site at www.stockeryale.com.

Safe Harbor Statement

This release contains forward-looking statements. All statements other than statements of historical fact, including without limitation, those with respect to StockerYale's goals, plans, expectations and strategies set forth herein, are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: StockerYale's success, including its ability to improve its cash position, expand its operations and revenues, lower its costs, improve its gross margins, become and sustain profitability, reach its long-term objectives and operate optimally, depends on its ability to execute on its business strategy and the continued and increased demand for and market acceptance of its services; global economic conditions, especially as a result of the recent global economic crisis and its impact on the technology and medical industries; demand for our customers’ products; StockerYale's management may face strain on managerial and operational resources as they try to oversee the expanded operations; StockerYale may not be able to expand its operations in accordance with its business strategy; StockerYale's cash balances may not be sufficient to allow StockerYale to meet all of its business and investment goals; StockerYale may experience difficulties integrating technologies, operations and personnel in accordance with its business strategy; StockerYale derives a significant portion of its revenue from a small number of customers and the loss of any of those customers could significantly damage StockerYale's financial condition and results of operations; StockerYale frequently sells to its customers on a purchase order basis rather than pursuant to contracts with minimum purchase requirements, and therefore its sales and the amount of projected revenue that is actually realized are subject to demand variability; risks inherent with conducting international operations; and increased competition and technological changes in the markets in which StockerYale' competes. For a detailed discussion of cautionary statements that may affect StockerYale's future results of operations and financial results, please refer to StockerYale's filings with the Securities and Exchange Commission, including StockerYale's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Forward-looking statements represent management's current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

Contact

StockerYale, Inc.
Mark W. Blodgett, 603-898-8778

IRInfo@stockeryale.com